EXHIBIT 10.67

CREDIT AGREEMENT

BETWEEN

DATRON WORLD COMMUNICATIONS INC.
DATRON/TRANSCO INC.

AND

COMERICA BANK-CALIFORNIA

MARCH 24, 1999

TABLE OF CONTENTS
                                                             Page
1.   DEFINITIONS                                               1
2.   INDEBTEDNESS: CO-BORROWER FACILITY                       10
3.   INDEBTEDNESS: DT FACILITY                                11
4.   CONDITIONS AND SECURITY                                  12
5.   REPRESENTATIONS AND WARRANTIES OF DWC                    14
6.   REPRESENTATIONS AND WARRANTIES OF DT                     16
7.   AFFIRMATIVE COVENANTS OF DWC                             18
8.   AFFIRMATIVE COVENANTS OF DT                              20
9.   NEGATIVE COVENANTS OF DWC                                23
10.  NEGATIVE COVENANTS OF DT                                 24
11.  DEFAULTS                                                 26
12.  MISCELLANEOUS                                            27


     CREDIT AGREEMENT

THIS AGREEMENT, made as of the 24th day of March 1999, by and between DATRON WORLD COMMUNICATIONS INC., a California corporation ("DWC"), DATRON/TRANSCO INC.,
("DT") a California corporation, (DWC and DT each a "Borrower", and collectively "Borrowers") and COMERICA
BANK - CALIFORNIA, a California banking corporation, of San Jose, California ("Bank").

1.   DEFINITIONS
For purposes of this Agreement the following terms will have the following meanings:

     1.1  "Accounts," "Chattel Paper," "Documents,"
"Equipment," "Fixtures," "General Intangibles," "Goods,"
"Instruments" and "Inventory" shall have the meanings assigned to them in the Uniform Commercial Code as in effect in California on the date of this Agreement.

     1.2 "Account Debtor" shall mean the party who is obligated on or under any Account Receivable.

     1.3  "Accounts Receivable" shall mean and include
Accounts, Chattel Paper and General Intangibles
(including, but not limited to tax refunds, trade names, trade styles and goodwill, trade marks, copyrights and patents, and applications therefor, trade and proprietary secrets, formulae, designs, blueprints and plans, customer lists, literary rights, licenses and permits, receivables, insurance proceeds, beneficial interests in trusts and minute books and other books and records) now owned or hereafter acquired by a Borrower.

     1.4 "Advance" shall mean a borrowing requested by a Borrower and made by Bank under this Agreement.

     1.5  "Affiliate"  shall mean, when used with
respect to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise, including any affiliate of DWC and DT.

     1.6 "Applicable Interest Rate" shall mean with respect to any Advance, the Prime-based Rate, subject to the terms and conditions of this Agreement.

     1.7  "Borrower Agreement" shall mean that Export-
Import Bank of the United States Working Capital
Guarantee Program Borrower Agreement entered into between Bank and DT as of even date herewith.

     1.8 "Borrowing Base Report" shall mean a report in form and content satisfactory to Bank setting forth the Formula Amount applicable to a Facility.

     1.9 "Business Day" shall mean any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its business in San Jose, California.

     1.10 "Cash Collateral" shall mean good funds on deposit with Bank in the name of a Borrower and pledged to Bank as security for indebtedness of Borrowers to Bank.

     1.11 "Co-Borrower Facility" shall mean the facility for Advances to Borrowers provided for in Article 2 of this Agreement.

     1.12 "Co-Borrower Facility Maximum" shall mean as of any date, the lesser of (a) the aggregate of the Formula Amounts for DWC and DT minus the DT Reserve; or
(b) Eleven Million Dollars ($11,000,000).

     1.13 "Co-Borrower Note" shall mean a Note issued by DWC and DT under this Agreement in the form attached to this Agreement as Exhibit "A" as evidence of Advances under the Co-Borrower Facility.

     1.14 "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

     1.15 "Default" shall mean, an event or occurrence which, with the giving of notice and/or the passage of time, would constitute an Event of Default hereunder.

     1.16 "DT Facility" shall mean the facility for Advances to DT provided for in Article 3 of this Agreement.

     1.17 "DT Facility Maximum" shall mean as of any date, the lesser of (a) the Formula Amount; or (b) Five
Million Dollars ($5,000,000).

     1.18 "DT Note" shall mean a Note issued by DT in the form attached as Exhibit "B" hereto as evidence of Advances under the DT Facility.

     1.19 "DT Reserve" shall mean, so long as the DT
Facility exists, Five Hundred Thousand Dollars
($500,000).

     1.20 "DSI" shall mean Datron Systems Incorporated, a Delaware corporation.

     1.21 "Eligible Billed Accounts Receivable" shall mean Accounts Receivable which meet the following requirements:

          (a)  it is not owing more than ninety (90)
days from the due date on the invoice evidencing such Account;

          (b) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed, excluding however, Accounts representing customer deposits due but not yet paid;

          (c) it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing reasonably acceptable to Bank;

          (d)  it is not evidenced by any note, trade
acceptance, draft or other negotiable instrument or by any chattel paper;

          (e)  it is a valid, legally enforceable
obligation of the Account Debtor thereunder (except to the extent ultimate collection thereof may be limited by laws relating to bankruptcy, insolvency or auditor's rights generally), and is not subject to any defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part and are not subject to any offset or counterclaim;

          (f)  it is not subject to any sale of
accounts, any rights of offset, assignment, lien or security interest whatsoever;

          (g)  it is not owing by an Account Debtor
which is a Foreign Person;

          (h)  it is not a Government Account, unless
the Federal Assignment of Claims Act of 1940 applies thereto, and all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, and with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such account, provided, however, that the foregoing shall not apply with respect to those Government Accounts arising under a contract for the provision of goods and services, each for less than $500,000, up to an aggregate of $1,000,000;

          (i) it is not owing by an Account Debtor for which a Borrower has received any notice of (i) the death of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor (which notice, in the case of a notice of an event described in clauses (ii) through (iv), has not been revoked or annulled);

          (j)  it is not an Account billed in advance,
payable on delivery, for goods which are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company;

          (k)  it is not owing by any Account Debtor
whose obligations Bank, acting in its reasonable business discretion, shall have notified Borrower are not deemed to constitute Eligible Accounts;

          (l)  it is not an Eligible Billed Foreign
Account Receivable or an Eligible Unbilled Foreign
Account Receivable;

          (m)  it is not an Account with respect to
which the Account Debtor is an officer, employee, partner, joint venturer or agent of a Borrower;

          (n)  it is not an Account with respect to
which the Account Debtor is a subsidiary of, related to, affiliated or has common shareholders, officers or directors with a Borrower;

          (o)  it is not an Account with respect to
which a Borrower is or may become liable to the Account
Debtor for goods sold or services rendered by the Account Debtor to Borrower;

          (p)  it is not an Account owed by a single
Account Debtor which is in excess of twenty percent
(20%) of all Eligible Accounts, other than Accounts which are supported by a commercial letter of credit or credit insurance satisfactory to Bank or Accounts with an Account Debtor satisfactory to Bank; and

          (q)  it is not an Account due from a
particular Account Debtor as to which over twenty-five percent (25%) of the aggregate amount owing from such Account Debtor is greater than ninety (90) days from the date of invoice, other than Accounts which are supported by a commercial letter of credit or credit insurance satisfactory to Bank or Accounts with an Account Debtor satisfactory to Bank.
An Account Receivable which is at any time an Eligible
Billed Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Billed Account
Receivable unless and until it meets all of the foregoing requirements again.

     1.22 "Eligible Billed Foreign Account Receivable" shall mean an Account Receivable which meets each of the following requirements:

          (a)  it arises from an Account Receivable
where the Account Debtor is a Foreign Person;

          (b)  the payment of such Account Receivable
is, one hundred percent (100%) guaranteed or supported by a commercial letter of credit or export credit insurance satisfactory to Bank; and

          (c)  it meets requirements (a) through (f),
(i) through (k), and (m) through (o) of Eligible  Billed
Account Receivable.
An Account Receivable which is at any time an Eligible
Billed Foreign Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible
Billed Foreign Account Receivable.

     1.23 "Eligible Domestic Inventory" shall mean all
Inventory which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as "raw materials", or as "finished goods inventory" under generally accepted accounting principles, consistently applied, excluding
(a) consigned goods and inventory located outside the United States of America, (b) inventory covered by or subject to a seller's right to repurchase, or any consensual or nonconsensual lien or security interest
(including without limitation purchase money security interests) other than in favor of Bank, whether senior or junior to Bank's security interest, (c) inventory that Bank, acting in its sole discretion, after having notified Borrower, excludes, and (d) inventory intended for export included in the Borrowing Base (as defined in the Borrower Agreement). Inventory which is at any time
Eligible Domestic Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Domestic Inventory.

     1.24 "Eligible Export Inventory" shall mean
Inventory meeting the requirements of Eligible Domestic
Inventory other than requirement (d) thereof, and which is intended for sale to a Foreign Person.

     1.25 "Eligible Machinery and Equipment" shall mean machinery and equipment owned by a Borrower subject to a first perfected security interest granted to Bank and no other liens or encumbrances whatsoever.

     1.26 "Eligible Unbilled Accounts Receivable" shall mean Accounts Receivable which meet each of the requirements of (a), (d) through (g), and (i) through
(k), and (m) through (q) of Eligible Billed Accounts, and the requirement that it is not a Government Account, unless the Federal Assignment of Claims Act of 1940 applies thereto, and all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, and with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such account;
provided, however, that the foregoing shall not apply with respect to any Government Account arising under a contract for the provision of goods and services for less than $500,000, up to an aggregate amount of $1,000,000.
An Account Receivable which is at any time an Eligible
Unbilled Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Unbilled Account
Receivable unless and until it meets all of the foregoing requirements again.

     1.27 "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials.

     1.28 "Event of Default" shall mean the occurrence of any of the events described in Section 11 hereof.

     1.29 "Eximbank" shall mean the Export-Import Bank of the United States.

     1.30 "Exim Guaranty" shall mean the guaranty, by Eximbank, of ninety percent (90%) of the indebtedness of DT, including unpaid interest, from time to time outstanding under the DT Facility.

     1.31 "Forced Sale Value" shall mean the estimated probable price which could typically be realized at a properly advertised and conducted public auction sale, held under forced sale conditions and under present day economic trends.

     1.32 "Foreign Person" shall mean any person, entity, firm or corporation (i) whose principal office is located outside of the United States, (ii) is not incorporated or organized under the laws of the United
States of America or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other political subdivision thereof or any department or agency thereof.

     1.33 "Formula Amount" shall mean, as of the date of any determination thereof, the sum of:

          (a)  in the case of DWC, and with respect to
the Co-Borrower Facility:

               (i)  the sum (without duplication) of (1)
eighty percent (80%) of its Eligible Billed Accounts
Receivable, (2) eighty percent (80%) of its Eligible
Billed Foreign Accounts Receivable, plus (3) fifty percent (50%) of its Eligible Domestic Inventory, up to $3,000,000, plus (4) the M&E Borrowing Base not included in (b) below.

          (b)  in the case of DT, and with respect to
the Co-Borrower Facility:

               (i)  the sum (without duplication) of (1)
eighty percent (80%) of its Eligible Billed Accounts
Receivable, plus (2) sixty percent (60%) of its Eligible
Unbilled Accounts Receivable up to $2,000,000, plus (3) fifty percent (50%) of its Eligible Domestic Inventory up to $3,000,000, plus (4) the M&E Borrowing Base not included in (a) above.

          (c)  in the case of DT, and with respect to
the DT Facility:

               (i)  the Borrowing Base (as defined in
the Borrower Agreement).

     1.34 "GAAP" shall mean generally accepted accounting principles in the United States of America, applied consistently.

     1.35 "Government Account" shall mean an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing.

     1.36 "Guaranties" shall mean guaranty agreements from the Guarantors in form and content satisfactory to Bank.

     1.37 "Guarantor" shall mean, with respect to indebtedness of DWC and DT under the Co-Borrower
Facility, DSI, and with respect to indebtedness of DT under the DT Facility, DSI and DWC, jointly and severally.

     1.38 "Letter(s) of Credit" shall mean any standby or commercial letters of credit issued by Bank for the account of a Borrower, which Letters of Credit shall:

          (a)  in the case of the Co-Borrower Facility,
(x) have a stated expiry no later than six months beyond the Maturity Date, (y) for commercial Letters of Credit, at no time exceed an aggregate undrawn face amount of One Million Dollars ($1,000,000) and have a maximum tenor of no more than one hundred eighty (180) days, and
(z) for stand-by Letters of Credit, at no time exceed an aggregate undrawn face amount of Eleven Million Dollars
($11,000,000); and

          (b)  in the case of the DT Facility, (x) be
stand-by Letters of Credit only, (y) have a stated expiry no later than twelve months beyond the Maturity
Date, and (z) at no time shall the aggregate undrawn face amount exceed Five Million Dollars ($5,000,000).

     1.39 "Loan Documents" shall mean this Agreement, the Notes, the Guarantees, the Exim Guaranty, the Borrower Agreement, the Security Agreements, and all other documents, instruments or agreements executed and/or delivered to Bank pursuant hereto or pursuant to any of the foregoing.

     1.40 "M&E Borrowing Base" shall mean the lesser of
(y) seventy percent (70%) of the aggregate of Borrowers'
Forced Sale Value of the Eligible Machinery and
Equipment  and (z) $1,330,000.

     1.41 "Margin" shall mean, in the case of Advances under either the Co-Borrower Facility or the DT
Facility, one half percent (0.5%).

     1.42 "Material Adverse Effect" shall mean any material adverse effect, or the occurrence of any event or the existence of any condition that has or could reasonably be expected to have a material adverse effect, on (a) the business or financial condition or performance of either Borrower or of a Borrower and its subsidiaries taken as a whole, (b) the ability of a Borrower to pay the Debt when due, (c) the validity or enforceability of any of the Loan Documents, and lien created or purported to be created by any of the Loan
Documents or the required priority of any such lien, or
(d) any material right or remedy of Bank under any of the Loan Documents.

     1.43 "Maturity Date" shall mean:

          (a) with respect to the Co-Borrower Facility, April 1, 2001;

          (b)  with respect to the DT Facility, April 1,
2000.

     1.44 "Note(s)" shall mean the Co-Borrower Note and the DT Note and any other promissory note heretofore or hereafter made by Borrower to Bank as evidence of indebtedness, or any one or more of the foregoing.

     1.45 "Permitted Liens" shall mean:

          (a)  liens and encumbrances in favor of Bank;

          (b)  liens for taxes, assessments or other
governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and with proper reserves therefor maintained in accordance with GAAP;

          (c)  liens not delinquent created by statute
in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

          (d)  liens of mechanics, materialmen,
carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings and with proper reserves therefor maintained in accordance with GAAP;

          (e)  encumbrances consisting of easements,
rights of way, zoning restrictions or other similar restrictions on the use of real property, none of which materially impairs the use of such property by Borrower in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

          (f) liens on real estate, furniture, fixtures and equipment for purchase money financing (including loans and leases) hereafter existing used for capital expenditures permitted under the Guaranty;

          (g)  liens arising by operation of law in
connection with judgments being appealed; and

          (h) liens on property acquired by a Borrower or any subsidiary to the extent such Liens are in existence when such property or subsidiary was acquired and were not made in anticipation of such acquisition.

     1.46 "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

     1.47 "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

     1.48 "Prime-based Rate" shall mean a per annum interest rate which is equal to the Prime Rate plus the Margin.

     1.49 "Security Agreements" shall mean security agreements in form and content satisfactory to Bank pursuant to which DWC, DT and DSI grants to Bank a security interest in all of its tangible and intangible personal property, whether now owned or hereafter existing or arising.

     1.50 "Year 2000 Issue" shall mean the risk of computer hardware, software or equipment containing imbedded micro chips which perform functions relevant to the business or operation of a Borrower which will not, in the case of dates occurring after December 31, 1999, function as effectively and reliably as in the case of dates occurring prior to such date.

2.   INDEBTEDNESS: CO-BORROWER FACILITY

     2.1  Bank agrees to make Advances under the Co-
Borrower Note to DWC or DT from time to time from the effective date hereof until the Maturity Date, in aggregate principle amount at any time outstanding not to exceed the Co-Borrower Facility Maximum, with availability thereunder for stand-by and commercial
Letters of Credit. The obligations of DWC and DT under the Co-Borrower Note shall be joint and several. All of the Advances hereunder shall be evidenced by the Co-
Borrower Note under which advances, repayments and re-advances may be made, subject to the terms and conditions of this Agreement.

     2.2 The Co-Borrower Note shall mature on its Maturity Date, and each Advance from time to time outstanding thereunder shall bear interest at the Prime-based Rate. The amount and date of each Advance, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent manifest error.

     2.3  Interest on the unpaid balance of all
Prime-based Advances from time to time outstanding under the Co-Borrower Note shall be payable monthly commencing on the last day of each month. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the Prime-based Rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

     2.4 Either Borrower may request an Advance under the Co-Borrower Note telephonically in compliance with Bank's telephonic request procedures. Any request made telephonically shall not be revocable by either
Borrower, and shall be promptly confirmed in writing.
Borrowers shall assume, and shall indemnify Bank from loss with respect to, the risk of misunderstanding with respect to any request for Advance. Upon communication to Bank of any request for Advance, Bank may require
Borrower to deliver as a condition to the Advance, a Borrowing Base Report.

     2.5 Proceeds of the Co-Borrower Note shall be available to Borrowers for the purpose of financing their respective working capital needs. In the event that Bank is not reimbursed on the same day that any drawing is made under a Letter of Credit issued in conjunction with the Co-Borrower Facility, such unreimbursed draw shall be deemed an Advance under the Co-Borrower Facility, and Borrowers hereby irrevocably authorize and direct Bank to make such Advances for the purpose, and in the amounts necessary to pay their respective obligations related to unreimbursed drawings on Letters of Credit, and to apply the proceeds of such Advances toward repayment of such obligations.

     2.6 With respect to the stand-by Letters of Credit issued pursuant to this Section 2, Borrowers shall pay to Bank Letter of Credit fees at a per annum rate equal to one and one quarter percent (1.25%) calculated on the face amount of each Letter of Credit for the period from the date of issuance thereof until its stated expiry.
Such fees shall be payable quarterly in advance, and shall not be refundable under any circumstance. With respect to commercial Letters of Credit issued pursuant to this Section 2, Borrowers will pay Bank's standard letter of credit issuance fees. With respect to all Letters of Credit, Borrowers shall pay standard administration, payment and cancellation charges assessed by Bank.

     2.7 Borrowers shall pay to Bank an annual facility fee of $12,500 for the Co-Borrower Facility, which fee shall be due and payable on the date of this Agreement and on each anniversary of the date of this Agreement and shall not be refundable under any circumstance, together with a documentation preparation fee of $350 which is due and payable on the date of this Agreement.

3.   INDEBTEDNESS: DT FACILITY

     3.1 Bank agrees to make Advances to DT under the DT Note from time to time from the effective date hereof until the Maturity Date, in aggregate principle amount at any time outstanding not to exceed the DT Facility
Maximum, with availability thereunder for stand-by
Letters of Credit. All of the Advances hereunder shall be evidenced by the DT Note, under which advances, repayments and re-advances may be made, subject to the terms and conditions of this Agreement.

     3.2  The DT Facility shall mature on its Maturity
Date, and each Advance from time to time outstanding thereunder shall bear interest at the Prime-based Rate.
The amount and date of each Advance, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent manifest error.

     3.3  Interest on the unpaid balance of all
Prime-based Advances from time to time outstanding under the DT Facility shall be payable monthly on the last day of each month. Interest accruing at the Prime-based
Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the Prime-based Rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

     3.4 DT may request an Advance under the DT Note telephonically in compliance with Bank's telephonic request procedures. Any request made telephonically shall not be revocable by DT, and shall be promptly confirmed in writing. DT shall assume, and shall indemnify Bank from loss with respect to, the risk of misunderstanding with respect to any request for Advance. Upon communication to Bank of any request for Advance, Bank may require DT to deliver as a condition to the Advance, a Borrowing Base Report.

     3.5 Proceeds of the DT Facility shall be available to DT solely for the purpose of financing DT's pre-export working capital needs and in any event shall be in compliance with the Borrower Agreement. In the event that Bank is not reimbursed on the same day that any drawing is made under a Letter of Credit issued in conjunction with the DT Facility, such unreimbursed draw shall be deemed an Advance under the DT Facility, and DT hereby irrevocably authorizes and directs Bank to make such Advances for the purpose, and in the amounts necessary to pay its obligations related to unreimbursed drawings on Letters of Credit, and to apply the proceeds of such Advances toward repayment of such obligations.

     3.6 DT shall pay to Bank Letter of Credit Fees with respect to the Letters of Credit issued pursuant to this Section 3 at a per annum rate equal to one and one eighth percent (1.125%) calculated on the face amount of each Letter of Credit for the period from the date of issuance thereof until its stated expiry. Such fees shall be payable quarterly in advance, and shall not be refundable under any circumstance. In addition, Borrowers will pay standard letter of credit issuance fees and standard administration, payment and cancellation charges assessed by Bank.

     3.7 DT shall pay an Eximbank facility fee of Thirty Eight Thousand Seven Hundred Fifty Dollars
($38,750) for the DT Facility, and a document preparation fee of Three Hundred Fifty Dollars ($350), which fees shall be due and payable on the date of this Agreement and shall not be refundable under any circumstance.

4.   CONDITIONS AND SECURITY

     4.1 Borrowers shall have executed and delivered to Bank, or caused to have been executed and delivered to the Bank, this Agreement, the Note, the Guaranties and all other applicable Loan Documents, and this Agreement
(including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and the Notes and other applicable Loan Documents (when executed and delivered to Bank) shall be in full force and effect and binding and enforceable obligations of Borrowers and any other persons who may be parties thereto, except to the extent limited by applicable bankruptcy, insolvency or other insolvency laws.

     4.2 Bank shall have received: (a) certified copies of resolutions of the Board of Directors of DWC evidencing approval of the borrowings hereunder and the transactions contemplated hereby, (b) certified copies of DWC's Articles of Incorporation and Bylaws; and (c) a certificate of good standing from the state or other jurisdiction of DWC's incorporation, and from each state or other jurisdiction in which DWC is required, under applicable law, to be qualified to do business.

     4.3 Bank shall have received: (a) certified copies of resolutions of the Board of Directors of DT evidencing approval of the borrowings hereunder and the transactions contemplated hereby, (b) certified copies of DT's Articles of Incorporation and Bylaws; and (c) a certificate of good standing from the state or other jurisdiction of DT's incorporation, and from each state or other jurisdiction in which DT is required, under applicable law, to be qualified to do business

     4.4  Bank shall have received copies of each
authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any governmental authority or any securities exchange or other person obtained or made by Borrowers and/or Guarantors in connection with the transactions contemplated by this Agreement or the Loan Documents.

     4.5  Bank shall have received initial Borrowing
Base Reports for each Facility and evidence of satisfaction of the Federal Assignment of Claims Act required for any Government Account included in the Formula Amounts set forth therein.

     4.6 The representations and warranties made by Borrowers, and any other person who is a party to any of the Loan Documents, under this Agreement or any of the Loan Documents, and the representations and warranties of any of the foregoing made to Bank which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith, shall have been true and correct in all material respects when made.

     4.7 Borrowers and any other person who is a party to any of the Loan Documents shall have each performed and complied in all material respects with all agreements and conditions contained in the Loan
Documents applicable to it which are then in effect.

     4.8 No Default or Event of Default shall have occurred and be continuing and there shall have been no material change in the condition (financial or otherwise), properties, business, results or operations of Borrowers since the date of the financial statements mentioned in Sections 5.8 and 6.8 hereof.

     4.9 Bank shall have received payment at closing from Borrowers of arrangement fees in the aggregate amount of Fifty One Thousand Nine Hundred Fifty Dollars
($51,950) which fees shall not be refundable under any circumstances. Bank and DT agree that Thirty Eighty
Thousand Seven Hundred Fifty Dollars ($38,750) of such amount shall be paid by it to Eximbank in satisfaction of the fee due Eximbank in connection with its issuance of the Exim Guaranty.

     4.10 Bank shall have received such other instruments and documents (not inconsistent with the terms hereof) as Bank may request in connection with the making of the Advances hereunder, and all such instruments and documents shall be reasonably satisfactory in form and substance to the Bank, including (without limitation) all documents, instruments, applications and agreements deemed necessary by Bank as a condition to the effectiveness of the Exim Guaranty.

     4.11 The obligations of Bank to make Advances under this Agreement shall be subject to the continuing condition that all documents, instruments and agreements executed or submitted pursuant hereto shall be satisfactory in form and substance to Bank; Bank shall have received all information, and such counterpart originals or such certified or other copies of such materials, as Bank and its counsel may reasonably request; and all other legal matters relating to the transactions contemplated by this Agreement (including, without limitation, matters arising from time to time as a result of changes occurring with respect to any statutory, regulatory or decisional law applicable hereto) shall be satisfactory to Bank.

5.   REPRESENTATIONS AND WARRANTIES OF DWC


DWC represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

     5.1  DWC is a corporation duly organized and
existing in good standing under the laws of the State of California; is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary; execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the Co-Borrower Note by DWC and the Guaranty are within DWC's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Articles of Incorporation or Bylaws of DWC, and do not require the consent or approval of any governmental body, agency or authority that has not been obtained; and this Agreement, and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding upon DWC in accordance with their terms subject only to applicable bankruptcy and insolvency laws.

     5.2 The execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the Co-Borrower Note by DWC, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which DWC is a party or by which it is bound.

     5.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of DWC is threatened against DWC other than as disclosed in DSI's annual report dated
March 31, 1998 and subsequent filings with the SEC.

     5.4 There are no security interests in, liens, mortgages, or other encumbrances on any of DWC's assets, except to Bank, or as permitted under Section 9.7 of this Agreement.

     5.5  There are no subsidiaries of DWC.

     5.6 There exists no default under the provisions of any instrument evidencing any debt of DWC or of any agreement relating thereto.
5.7 The unaudited balance sheet and operating statement of DWC dated December 31, 1998, previously furnished
Bank, are complete and correct and fairly present the financial condition of DWC and the results of its operations; since said dates there has been no change in the financial condition of DWC that has resulted, or could result, in a Material Adverse Effect; DWC has no contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheets, and at the present time there are no material unrealized or anticipated losses from any present commitment of DWC.

     5.8  DWC is not a party to any litigation or
administrative proceeding, nor so far as is known by DWC is any litigation or administrative proceeding threatened against DWC the outcome of which if determined adversely would materially impair the financial condition of DWC or its ability to carry on its business, which in either case (A) asserts or alleges that DWC violated Environmental Laws, (B) asserts or alleges that DWC is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances of materials, (C) asserts or alleges that DWC is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, making or other release of any hazardous substances or materials by DWC.

     5.9 There are no conditions existing currently or likely to exist during the term of this Agreement which would subject DWC to damages, penalties, injunctive relief or cleanup costs under any applicable
Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by DWC.

     5.10 DWC is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of DWC after due inquiry, DWC has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

     5.11 DWC has all permits, licenses and approvals required under applicable Environmental Laws.

     5.12 DWC has reviewed its operations and is in the process of reviewing its major commercial counterparts with a view to assessing whether it will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data, be vulnerable to a Year 2000 Issue. Based on such review, DWC has no reason to believe that any Material Adverse Effect will occur with respect to its businesses or operations resulting from a Year 2000
Issue.

6.   REPRESENTATIONS AND WARRANTIES OF DT
DT represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

     6.1  DT is a corporation duly organized and
existing in good standing under the laws of California;
is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary; execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the DT Note to be issued under the DT Facility are within DT's corporate powers, have been duly authorized, are not in contravention of law or the terms of the organizational documents of DT, and do not require the consent or approval of any governmental body, agency or authority that has not been obtained; and this Agreement, and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding upon DT in accordance with their terms subject only to applicable bankruptcy and insolvency laws.

     6.2 The execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the DT Note by DT, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which DT is a party or by which it is bound.

     6.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of DT is threatened against DT.

     6.4 There are no security interests in, liens, mortgages, or other encumbrances on any of DT's assets, except to Bank, or as permitted under Section 10.7 of this Agreement.

     6.5 There are no subsidiaries of DT other than Datron Resources Inc., a California corporation.

     6.6 There exists no default under the provisions of any instrument evidencing any debt of DT or of any agreement relating thereto.

     6.7 The unaudited balance sheet and operating statement of DT dated December 31, 1998, previously furnished Bank, are to the best of the knowledge of DT complete and correct and fairly present the financial condition of DT and the results of its operations; since said dates there has been no change in the financial condition of DT that has resulted or could result, in a Material Adverse Effect; DT has no contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheets, and at the present time there are no material unrealized or anticipated losses from any present commitment of DT.

     6.8  DT is not a party to any litigation or
administrative proceeding threatened against DT the outcome of which if determined adversely would materially impair the financial condition of DT or its ability to carry on its business, other than as previously disclosed to Bank in writing, which in either case (A) asserts or alleges that DT violated
Environmental Laws, (B) asserts or alleges that DT is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances of materials, (C) asserts or alleges that DT is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, making or other release of any hazardous substances or materials by DT.

     6.9 Other than as previously disclosed to Bank in writing, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject DT to damages, penalties, injunctive relief or cleanup costs under any applicable
Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by DT.

     6.10 DT is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of DT after due inquiry, DT has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable
Environmental Laws.

     6.11 DT has all permits, licenses and approvals required under applicable Environmental Laws.

     6.12 The representations of DT under the Borrower
Agreement are true and correct on and as of the date hereof with the same force and effect as though made on and as of the date hereof, and Borrower is not otherwise in default under the Borrower Agreement.

     6.13 DT has reviewed its operations and is in the process of reviewing those of its subsidiaries and major commercial counterparts with a view to assessing whether it or its subsidiaries' respective businesses will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data, be vulnerable to a year 2000 issue. Based on such review, DT has no reason to believe that any Material Adverse Effect will occur with respect to its or its subsidiaries businesses or operations resulting from a year 2000 issue.

7.   AFFIRMATIVE COVENANTS OF DWC
DWC covenants and agrees that it will, so long as Bank is committed to make any Advances under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

     7.1  Furnish Bank:

          (a)  Within thirty days and as of the end of
each month, monthly agings of DWC's accounts receivable and accounts payable, monthly inventory reports and accounts receivable reports, each in form acceptable to Bank, together with a Borrowing Base Report in such detail as Bank may specify demonstrating that the Advances under the Co-Borrower Facility do not exceed the Co-Borrower Facility Maximum; and

          (b) promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

     7.2  Pay and discharge, all taxes and other
governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

     7.3 Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as-are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies insuring property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, all such insurance policies shall provide that the loss payable thereunder shall be payable to Bank.

     7.4 Permit Bank, through its authorized attorneys, accountants, and representatives, to examine the books, accounts, records, ledgers and assets of every kind and description of DWC at all reasonable times upon oral or written request of Bank and, in connection therewith, reimburse Bank for all costs and expenses incurred by Bank in connection with audits of the assets and records of DWC.

     7.5 Promptly, not later than three (3) business days after becoming aware thereof, notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a Default or Event of Default hereunder and promptly inform Bank of any change in the financial condition of DWC, that has resulted, or could result, in a Material
Adverse Effect.

     7.6  Maintain in good standing all licenses
required by the State of California, or any agency thereof, or any other governmental authority that may be necessary or required for DWC to carry on its general business objects and purposes.

     7.7 Pay all of Bank's reasonable legal fees and disbursements of counsel connected with the preparation and closing of the transactions contemplated by this Agreement, subject to a cap of $7,000 and, if there is any Default or Event of Default, pay all of the expenses incurred by Bank in connection with such Default or Event of Default and Bank's exercise of its remedies hereunder, under any security documents or under applicable law, including, without limitation, Bank's reasonable legal fees and disbursements of counsel connected therewith.

     7.8  In the event that, as of any date, the
principal amount of Advances under the Co-Borrower
Facility, together with the aggregate face amount of Letters of Credit issued pursuant to the Co-Borrower
Facility, exceeds the Co-Borrower Facility Maximum, promptly, and in any event within three (3 days) of notice thereof from Bank, pay to Bank an amount not less than such excess, for applications on the Advances under the Co-Borrower Note, or deposit with Bank Cash
Collateral in an amount not less than such excess.

     7.9 In the event of any condition or circumstance that makes any environmental warranty, representation or agreement incomplete or inaccurate as of any date, DWC shall, at its sole expense, retain a professional environmental consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstances and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to Bank and DWC upon completion.

     7.10 At any time DWC directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, DWC shall promptly provide
Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, DWC will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to Bank within sixty (60) days following completion of the preliminary findings and conclusions.

8.   AFFIRMATIVE COVENANTS OF DT
DT covenants and agrees that it will, so long as Bank is committed to make any Advances under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

     8.1  Furnish Bank:

          (a)  Within thirty days and as of the end of
each month, monthly agings of DT's accounts receivable and accounts payable, monthly inventory reports and accounts receivable reports, each in form acceptable to Bank, together with Borrowing Base Reports in such detail as Bank may specify demonstrating that the Advances under the DT Facility do not exceed the DT
Facility Maximum and Advances under the Co-Borrower
Facility do not exceed the Co-Borrower Facility Maximum;

          (b)  As soon as available and in any event
within sixty (60) days after the end of each fiscal quarter of DT "percent completion report" including backlog by project; and

          (c) promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

     8.2  Pay and discharge, all taxes and other
governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

     8.3 Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as-are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies insuring property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, all such insurance policies shall provide that the loss payable thereunder shall be payable to Bank.

     8.4 Permit Bank, through its authorized attorneys, accountants, and representatives, to examine the books, accounts, records, ledgers and assets of every kind and description of DT at all reasonable times upon oral or written request of Bank and, in connection therewith, reimburse Bank for all costs and expenses incurred by Bank in connection with audits of the assets and records of DT.

     8.5 Promptly, not later than three (3) business days after becoming aware thereof, notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a Default or Event of Default hereunder and promptly inform Bank of any change in the financial condition of DT, that has resulted, or could result, in a Material
Adverse Effect.

     8.6  Maintain in good standing all licenses
required by the State of California, or any agency thereof, or any other governmental authority that may be necessary or required for DT to carry on its general business objects and purposes.

     8.7 Pay all of Bank's reasonable legal fees and disbursements of counsel connected with the preparation and closing of the transactions contemplated by this Agreement, subject to a cap of $7,000 and any costs or fees incurred by Bank in connection with obtaining or complying with the Exim Guaranty, and if there is any Default or Event of Default, pay all of the expenses incurred by Bank in connection with such Default or Event of Default and Bank's exercise of its remedies hereunder, under any security documents or under applicable law, including, without limitation, Bank's reasonable legal fees and disbursements of counsel connected therewith.

     8.8  In the event that, as of any date, the
principal amount of Advances under the Co-Borrower
Facility, together with the aggregate face amount of Letters of Credit issued pursuant to the Co-Borrower
Facility, exceeds the Co-Borrower Facility Maximum, promptly, and in any event within three (3) days of notice thereof from Bank, pay to Bank an amount not less than such excess, for applications on the Advances under the Co-Borrower Note, or deposit with Bank Cash
Collateral in an amount not less than such excess.

     8.9  In the event that, as of any date, the
principal amount of Advances under the DT Facility, together with the aggregate face amount of Letters of Credit issued pursuant to the DT Facility, exceeds the DT Facility Maximum, promptly, and in any event within three (3) days of notice thereof from Bank, pay to Bank an amount not less than such excess for application on the Advances outstanding under the DT Facility.

     8.10 In the event of any condition or circumstance that makes any environmental warranty, representation or agreement incomplete or inaccurate as of any date, DT shall, at its sole expense, retain a professional environmental consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstances and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to Bank and DT upon completion.

     8.11 At any time DT directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, DT shall promptly provide
Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, DT will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to Bank within sixty (60) days following completion of the preliminary findings and conclusions.

     8.12 DT acknowledges that, the advances under the DT Facility, and Bank's ability to amend, waive or modify provisions thereof, are subject to the Exim
Guaranty, the terms of which are incorporated herein by this reference. DT agrees to comply with the terms of applicable provisions of the Exim Guaranty, and hereby waives and indemnifies Bank from all claims, judgments, damages and costs which may at any time arise as a result of, under the provisions of, or as a consequence of Bank's compliance terms of the Exim Guaranty, and, without limiting any of the foregoing, DT further acknowledges that, under the terms of the Exim Guaranty:

          (a)  Bank's discretion to make certain
advances, waive provisions of this Agreement, Events of Default hereunder, and/or to delay or forego remedies available hereunder and under Collateral Documents, is limited and/or controlled;

          (b)  information regarding occurrences and
transactions contemplated hereunder, and under the Loan
Documents, is required to be provided from time to time by DT and/or Eximbank;

          (c)  upon occurrence of certain Events of
Default, Bank may be required, at the direction of Eximbank, to accelerate indebtedness hereunder and under the Note and other indebtedness of DT to Bank; and

          (d)  upon Eximbank's payment under the Exim
Guarantee, Eximbank shall be entitled to succeed to the rights of Bank under this Agreement, the DT Note, the Notes and the collateral granted to Bank securing the DT
Facility.

9.   NEGATIVE COVENANTS OF DWC
DWC covenants and agrees that so long as any indebtedness remains outstanding under this Agreement or any of the Notes, DWC will not without the prior written consent of Bank:

     9.1 Purchase, acquire or redeem any of its capital stock or make any material change in its capital structure or general business objects or purpose, or pay dividends on any class of its capital stock.

     9.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets.

     9.3 Guarantee, endorse, otherwise become or remain secondarily liable for or upon the obligations of others, except:

          (a) by endorsement for deposit in the ordinary course of business; and

          (b)  its Guaranty of indebtedness of DT.

     9.4  Make payments or distributions to DWC's
shareholders, Affiliates and/or controlling persons or entities, except for dividends to DSI.

     9.5  Purchase or otherwise acquire or become
obligated for the purchase of all or substantially all of the assets of business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

     9.6  Make or allow to remain outstanding any
investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association except:

          (a) Loans and advances to employees, officers and directors not to exceed $200,000 in aggregate amount at any time outstanding;

          (b) Loans and investments in customers of DWC arising in the ordinary course of business as the result of the compromise or settlement of accounts payable owing by such customers; and

          (c)  Loans and advances to DT or DSI.

     9.7 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except Permitted
Liens.

     9.8 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

     9.9  Become or remain obligated for any
indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except for indebtedness to Bank and purchase money indebtedness and capital lease obligations for fixed assets incurred in connection with purchases of fixed assets (or any refinancings thereof) to the extent permitted in the DSI Guaranty.

10.  NEGATIVE COVENANTS OF DT
DT covenants and agrees that so long as any indebtedness remains outstanding under this Agreement or any of the Notes, DT will not without the prior written consent of
Bank:

     10.1 Purchase, acquire or redeem any of its capital stock or make any material change in its capital structure or general business objects or purpose, or pay dividends on any class of its capital stock.

     10.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets.

     10.3 Guarantee, endorse, otherwise become or remain secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business.

     10.4 Make payments or distributions to DT's shareholders, Affiliates and/or controlling persons or entities, except for dividends paid to DSI.

     10.5 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets of business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

     10.6 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association except:

          (a) Loans and advances to employees, officers and directors not to exceed $200,000 in aggregate amount at any time outstanding;

          (b) Loans and investments in customers of DT arising in the ordinary course of business as the result of the compromise or settlement of accounts payable owing by such customers; and

          (c)  Loans and advances to DSI or DWC.

     10.7 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except Permitted
Liens.

     10.8 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

     10.9 Become or remain obligated for any
indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except for indebtedness to Bank and purchase money indebtedness and capital lease obligations for fixed assets incurred in connection with purchases of fixed assets (or any refinancings thereof) to the extent permitted in the DSI Guaranty.

11.  DEFAULTS

     11.1 Upon (i) non-payment of the principal due under the terms of this Agreement or on any Note, or
(ii) upon non-payment of interest or any other amount required to be paid by either Borrower hereunder when due in accordance with the terms hereof or the performance of any covenant set forth in Section 9.1 or
10.1 hereof and the expiration of three (3) Business
Days after notice to such Borrower by Bank, Bank's commitment to make further Advances and to issue Letters of Credit under this Agreement shall automatically terminate and the Notes shall, at Bank's sole discretion, become immediately due and payable.

     11.2 Upon occurrence of any of the following defaults:

          (a) default in the observance or performance of any of the conditions, covenants or agreements of Borrowers set forth in this Agreement and, in the case only of the covenants set forth in Sections 7.2, 7.6, 7.7., 7.9, 7.10, 8.2, 8.6., 8.7, 8.10, or 8.11 hereof, continuation thereof for a period in excess of thirty
(30) days from the earlier of a Borrower's actual knowledge thereof or Bank's written notice to Borrowers thereof;

          (b) failure in the observance or performance of any other conditions or covenants of either Borrower set forth herein or any Loan Document and the expiration of any period for cure thereof (if any) provided therein;

          (c) any representation or warranty made by a Borrower herein or in any Loan Document or any other instrument submitted pursuant hereto proves untrue in any material respect;

          (d)  default in the payment of any other
obligation of a Borrower or a Guarantor for borrowed money in principal amount in excess of the sum of Fifty
Thousand Dollars ($50,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto and continuation of such default for ten (10) days after the occurrence of such default;

          (e) judgments for payment of money in excess of the sum of Fifty Thousand ($50,000) in the aggregate shall be rendered against a Borrower or a Guarantor, and any of such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days from the date of its entry;

          (f)  (i) uninsured or underinsured loss,
theft, substantial damage or destruction to or of any part of the Collateral (as defined in the Security
Agreement) to the extent that the Formula Amount less the uninsured or underinsured loss is less than the aggregate amount of Advances and Letters of Credit outstanding; provided, however, Borrower has 10 business days to cure any such deficiency by reducing the amount of Advances outstanding or by pledging additional collateral to Bank; or (ii) the issuance or filing of any attachment, levy, garnishment or the commencement of any proceeding in connection with any Collateral;

          (g)  a default by DSI or DWC under their
respective Guaranties;

Bank's commitment to make further Advances and to issue
Letters of Credit under this Agreement shall automatically terminate and then, or at any time thereafter, Bank may give notice to Borrowers declaring all outstanding indebtedness hereunder and under the Notes to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Notes shall immediately become due and payable without further notice or demand.

     11.3 If a creditors' committee shall have been appointed for the business of Borrower or Guarantor; or if Borrower or Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of such person) and such receiver, trustee, or custodian so appointed shall not have been discharged within forty-five (45) days after the date of his appointment; or if an order shall be entered and shall not be dismissed or stayed within forty-five (45) days from its entry, approving any petition for reorganization of a Borrower or Guarantor;
then Bank's commitment to make further Advances or issue
Letters of Credit under this Agreement shall automatically terminate and the Notes and all indebtedness then outstanding hereunder shall automatically become immediately due and payable.

     11.4 Upon the occurrence of any of the defaults specified in Sections 11.1, 11.2, or 11.3, Borrowers shall deposit with Bank Cash Collateral in the aggregate, undrawn face amount of any Letters of Credit.

     11.5 From and after the maturity of any Debt
(whether upon stated maturity or any accelerated date for payment thereof) Debt outstanding under this Agreement and the Notes shall bear interest at three percent (3%) above the Applicable Interest Rate as it may vary from time to time, which interest shall be payable daily.

12.  MISCELLANEOUS

     12.1 This Agreement shall be binding upon and shall inure to the benefit of Borrowers and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Borrowers.

     12.2 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any other accounting computation is required to be made for the purposes of this Agreement, unless the calculation of such item, amount or computation is specifically defined to the contrary herein, it shall be done in accordance with GAAP.

     12.3 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

     12.4 Until Borrowers or Bank, as the case may be,
shall notify one another in writing that notices shall
be sent to some other address, in which case subsequent
notice shall be completed upon mailing by certified mail
to such subsequent address, all notices with respect to
this Agreement shall be deemed to be completed upon
mailing by certified mail to the following:
          To Borrowers:
               Datron Systems Incorporated
               304 Enterprise Street
               Escondido, California  92029
               Attn: William L. Stephan

     To Bank:
               Comerica Bank-California
               600 "B" Street, Suite 100
               San Diego, California 92101
               Attn: William A. Burzynski
All agreements between the Borrowers and the Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to the Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Loan Documents, the Notes or any other instrument securing the Notes or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable thereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by the relevant Borrowers to Bank (whether or not then due and payable) and not to payment of interest.

     12.5 This Agreement, the Loan Documents and the
Notes shall be governed by, and construed and enforced in accordance with, California law.

     12.6 Borrowers hereby indemnify, save and hold Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses
(including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to the real property owned by Borrowers, or due to any acts of Borrowers, its officers, directors, shareholders, employees, consultants and/or representatives. In no event shall the Borrowers be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or willful misconduct of Bank, or its agents or employees.

     12.7 It is expressly understood and agreed that the indemnifications granted herein are intended to protect
Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Borrowers, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the Loan Documents.

     12.8 It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Borrowers to the Bank.

     12.9 Borrowers and the Bank acknowledge that the right to trial by jury is a constitutional one, but that it may be waived, and, after consulting with counsel of their choice, knowingly and voluntarily, and for their mutual benefit, waive any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related hereto.

[signature page follows]

WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                DATRON WORLD COMMUNICATIONS INC.

By:/s/ WILLIAM A. BURZYNSKI   By:/s/ WILLIAM L. STEPHAN
Its:  Vice President          Its: Secretary/Treasurer


                              DATRON/TRANSCO INC.

                              By:/s/ WILLIAM L. STEPHAN
                              Its: Secretary/Treasurer